Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
    This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of February 9, 2026 (the “Effective Date”), by and between FATHOM REALTY HOLDINGS, LLC (the “Company”), and LAURA L. MULLER (“Executive”). The Company and Executive are sometimes referred to herein each as a “Party” and together as the “Parties.”
WITNESSETH:
WHEREAS, the Company wishes to employ Executive, and Executive desires to accept employment with the Company, and to enter into this Agreement; and
WHEREAS, as a part of said employment by the Company, Executive will have access to confidential and proprietary information of the Company; and
WHEREAS, Executive acknowledges and agrees that through her association with the Company as an employee, she will acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are highly valuable to the Company and which would be detrimental to the Company if used by Executive other than in furtherance of the business and best interests of the Company; and
    WHEREAS, the Company wishes to protect its investment in its business, employees, customer relationships, and confidential information, by requiring Executive to abide by certain restrictive covenants regarding confidentiality, and certain other covenants, each of which is an inducement to the Company to employ Executive.
    NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the employment of Executive by the Company and the compensation received by Executive from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.EMPLOYMENT; TERM. Subject to the terms and conditions of this Agreement, the Company hereby offers to employ Executive, and Executive hereby accepts such employment. Executive’s employment hereunder will commence on February 9, 2026, and will continue until terminated by either Party in accordance with Section 5 of this Agreement (the “Term”).
2.DUTIES; EXCLUSIVE SERVICE. During the Term, Executive shall serve as the Company’s President, reporting to the Company’s Chief Executive Officer. While employed by the Company, Executive shall faithfully discharge in all material respects her responsibilities and perform in all material respects all duties reasonably prescribed to her by the Company. Executive agrees to comply in all material respects with all of the Company’s written policies and procedures, and the laws and regulations that apply to the Company’s businesses. Executive further agrees to devote all of her working time and attention to the performance of her duties and responsibilities on behalf of the Company and in furtherance of its best interests, but the foregoing shall not be construed to prohibit the Executive from engaging in activities relating to serving on civic, charitable, or not-for-profit boards or committees, or from managing her personal passive investments; provided, that such activities do not interfere or conflict with the performance by the Executive of the Executive’s duties and responsibilities hereunder.
3.COMPENSATION. As compensation for the services to be rendered by Executive under this Agreement, the Company will provide the following compensation and benefits during Executive’s employment.
(a)Base Salary. During the Term, Executive shall initially receive as compensation a base annual salary at the annualized rate of $400,000, less any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices and procedures. Executive’s Base Salary shall be subject to annual review by the Company; provided, however, that the Base Salary may not be reduced without Executive’s consent, except for a reduction that applies proportionally to other senior executives of the Company, in which case Executive’s consent shall not be required.
(b)Inducement Equity Award. Subject to the terms and conditions set forth herein and in a subsequent equity agreement, Executive shall be eligible to receive an equity award with a value of $150,000 in the Company’s common stock (NASDAQ: FTHM), valued based on the per-share closing price of such stock on February 9, 2026 (the “Equity Award”). The Equity Award will vest if the gross profit of the Company’s consolidated real estate brokerage business exceeds $38,000,000 for the Company’s 2026 fiscal year, as determined by the Company’s regular corporate accountants in good faith and in accordance with its customary accounting practices. If such condition is satisfied, the Equity Award shall be deemed vested as of the last day of the first fiscal quarter of 2027 provided further that Executive is employed with the Company through such date. Such equity award is granted to Executive pursuant to the inducement grant exception under NASDAQ Stock Market Rule 5635(c)(4) as a material inducement to Executive’s employment with the Company. The specific form of the Equity Award and all additional terms and conditions (including, without limitation, grant mechanics, tax treatment, and any forfeiture or transfer restrictions) shall be set forth in a separate equity agreement to be entered into by the Company and Executive within 10 days of the Effective Date of this Agreement.
(c)Bonus Opportunities. Executive will be eligible to receive the following bonuses provided Executive is employed with the Company through the applicable payment date:
(i)a one-time bonus of up to $100,000, less applicable taxes and withholdings, payable on or before the last day of the first fiscal quarter of 2027, structured as follows: (A) $50,000 if the Gross Profit of the Company’s consolidated real estate brokerage business together with the Gross Profit attributable to any clients introduced or generated by Executive for IntelliAgent, Encompass Lending Group (“ELG”), and Verus equals or exceeds $35,000,000 for the Company’s 2026 fiscal year, and (B) an additional $50,000 if the Gross

Profit of the Company’s consolidated real estate brokerage business together with the Gross Profit attributable to any clients introduced or generated by Executive for IntelliAgent, Encompass Lending Group (“ELG”), and Verus equals or exceeds $38,000,000 for the Company’s 2026 fiscal year, in each case as determined by the Company in good faith and in accordance with its customary accounting practices. For purposes of this Section, “Gross Profit” means the Company’s gross commission income (GCI), minus agent commissions, plus annual fees paid.
(ii)a monthly performance bonus of $20,000, less applicable taxes and withholdings, for each of the months of April 2026 through September 2026 conditioned upon the Company’s Partner agents and other brokerages, agents or clients introduced or generated by Executive collectively achieving Gross Profit in excess of $50,000 per month (as determined by the Company in good faith and in accordance with its customary accounting practices) in each month in which Executive is eligible for such bonus. Any monthly bonus, if earned, shall be paid to Executive in accordance with the Company’s regular payroll practices in the month following the end of the month for which such bonus was earned.
(d)Paid Time off. During the Term, Executive will be entitled to twenty (20) days of paid time off, subject to terms of the Company’s policies.
(e)Benefits. During the Term, Executive shall receive such other standard benefits as are provided generally from time to time to all other similarly-situated executives of the Company. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Company without Executive’s consent. During the Term, Executive shall be eligible to participate in the following benefits:
•Health insurance
•Dental insurance
•Vision insurance
•Prescription drug coverage
•Life insurance
•401(k) or similar retirement plan
•Professional development or education benefits, to the extent reasonably related to Executive’s role and responsibilities and subject to the Company’s prior written approval

(f)Business Expenses. During the Term, the Company will pay all reasonable and necessary travel and business expenses incurred by Executive directly related to the business of the Company, provided Executive complies with the Company’s policies and procedures for reimbursement or advance of business expenses established by the Company.
(g)Tax Withholdings. The Company will withhold from any amounts payable under this Agreement such federal, state, and local taxes as the Company determines are required to be withheld pursuant to applicable law.
4.FACILITIES OBLIGATIONS. The Company agrees as follows with respect to certain facilities:

(a)On or before February 9th], 2026, the Company shall assume the rent obligations under the two-year New Jersey lease executed on January 9, 2026 for365 Harding Highway Pittsgrove NJ 08318 ; and
(b)The Company may, at its election, establish office space in Wisconsin to be used as a regional office of the Company and as Executive’s office, with the location of such office space subject to mutual agreement of the Company and Executive. The Company will pay the rent obligations for such space, if established.
5.TERMINATION. Executive’s employment hereunder may be terminated as follows:
(a)Voluntary Resignation by Executive. Executive may terminate her employment upon 30 days’ prior written notice to the Company. The Company, at its sole election, may elect to have Executive cease performing her duties upon notice of her resignation, but, in that event, shall pay Executive her then-current Base Salary and continue to provide Executive’s benefits for the remainder of the notice period.
(b)Executive’s Termination for Good Reason.    Executive may terminate her employment for Good Reason, as hereinafter defined. “Good Reason” is defined as:
(i)A material reduction in Executive’s title, authority, or duties without Executive’s consent;
(ii)A material change in Executive’s reporting structure without Executive’s consent;
(iii)A material reduction in compensation, bonus opportunity, or benefits without Executive’s consent (other than any reduction that applies proportionally to other senior executives of the Company);
(iv)Relocation requiring Executive to work on a continual basis of more than fifty (50) miles outside her primary base of Black Creek Wisconsin without her consent; or
(v)A material breach of this Agreement by the Company that is not cured within thirty (30) days after Executive gives the Company notice of such breach.
Executive has 90 days following the occurrence of any of the foregoing Good Reason events to give written notice to the Company of the occurrence of a Good Reason event. The Company has thirty (30) days after receipt of the notice to cure. If the Company does not cure within such 30-day period, Executive must resign with Good Reason within sixty (60) days thereafter to be entitled to the Separation Benefits.
(c)Termination by the Company without Cause. The Company may terminate Executive’s employment without “Cause” (as hereinafter defined) upon written notice to Executive.

(d)Termination by the Company for Cause. Executive’s employment may be terminated by the Company for “Cause,” as hereinafter defined, immediately upon written notice to Executive. “Cause” is defined as:
(i)Any material breach by Executive of the terms of this Agreement or any other agreement entered into between Executive and the Company, which breach is not cured by Executive within 10 days after written notice from the Company (to the extent such breach is capable of being cured);
(ii)The continuing and material failure of Executive to comply with the written policies and/or directives of the Company, after being given written notice by the Company of such policy or directive, which failure is not cured by Executive within 10 days after written notice from the Company (to the extent such failure is capable of being cured);
(iii)Executive’s failure or refusal to perform Executive’s material duties under this Agreement or failure to follow any specific lawful instructions of the Board, other than as a result of her Disability, as defined below, which failure or refusal is not cured within 10 days after written notice is provided to the Executive by the Company thereof (to the extent such failure or refusal is capable of being cured);
(iv)A determination by the Company in its reasonable discretion based on credible evidence that Executive has engaged in behavior that violates federal, state or local discrimination laws, including but not limited to sexual or other illegal harassment;
(v)Any dishonest or illegal action (including, without limitation, fraud or embezzlement) or any other willful or gross negligent conduct which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;
(vi)Any failure by Executive to fully disclose a material conflict of interest she may have with the Company which conflict is or is reasonably likely to be materially detrimental to the interests of the Company; or
(vii)Executive’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Executive is charged, or that involves moral turpitude.
(e)Other Termination by the Company. The Company may immediately terminate this Agreement in any of the following events:
(i)This Agreement and Executive’s employment hereunder shall immediately be terminated without notice in the event of death of the Executive; provided such termination shall not prejudice any benefits payable to Executive’s spouse or beneficiaries that are fully vested as of the date of death.
(ii)This Agreement and Executive’s employment hereunder shall immediately be terminated in the event of Executive’s Disability. A “Disability” shall be deemed to exist if, due to a physical or mental impairment, Executive is unable to perform the essential functions of her job, with or without a reasonable accommodation, for more than 90 days, which need not be consecutive, in any calendar year (as determined by the opinion of an independent physician selected by the Company); provided such termination shall not prejudice any benefits payable to Executive or Executive’s spouse or beneficiaries that are fully vested as of the date of the termination; and provided further, nothing herein shall give the Company the right to terminate Executive prior to discharging its obligations to Executive, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, and any other applicable law.
(f)Upon the termination of Executive’s employment by either Party for any reason, Executive will resign her position(s), if any, as an officer or director of the Company, as a member of any committees, as well as any other positions she may hold with or for the benefit of the Company and/or its affiliates.
6.PAYMENTS ON TERMINATION.
(a)Generally. Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive only the compensation and benefits earned in accordance with Section 3 above through the date of her termination.
(b)Separation Benefits Following Certain Terminations. If the Company terminates Executive’s employment without Cause pursuant to Section 5(c) or Executive resigns for Good Reason pursuant to Section 5(b), then conditioned upon Executive executing and not revoking a Release (as described below) following such termination, the Company will provide Executive with the following separation pay (the “Separation Benefits”): (i) the Company will pay Executive an amount of severance equal to six (6) months of Executive’s then-current Base Salary. The Separation Benefits described in clause (i) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the Company’s first regular payroll date that follows the 60th day following the termination of Executive’s employment with the Company, and continuing on each bi-weekly payroll date thereafter until the entire amount is paid, and further provided that the first installment will include all amounts that would have been paid if such payments had commenced effective on the date of termination. Notwithstanding the foregoing, if Executive is entitled to receive the Separation Benefits but violates any provisions of Sections 7 through 9 hereof after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Separation Benefits, in addition to any other remedies that may be available to the Company in law or at equity.
(c)Release Required. The Company’s obligation to provide the Separation Benefits is conditioned upon Executive executing and returning a release of claims in a form acceptable to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law.
(d)Application of Section 409A. The Parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder, and any state law of similar effect (collectively “Section 409A”), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 5 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. For the avoidance of doubt, the Parties intend that the Separation Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Executive is, as of the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of the Separation Benefits will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Separation Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.
(e)No Further Obligations. Except as expressly provided in this Section 6 or as otherwise required by law, the Company will have no obligations to Executive in the event of the termination of her employment for any reason.
7.ASSIGNMENT OF DEVELOPMENTS.
(a)Executive agrees that all developments or inventions (including, without limitation, any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how, trade secrets and data) initiated, conceived, discovered, reduced to practice, or made by Executive during Executive’s employment with the Company, either alone or in conjunction with others, that either (i) result from work performed by Executive for the Company, or (ii) relate to the business of the Company, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), will be the sole and exclusive property of the Company or its nominees. Executive will and hereby does assign to the Company all rights in and to such Inventions upon the creation of any such Inventions, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”).
(b)For avoidance of doubt, if any Inventions fall within the definition of “work made for hire,” as such term is defined in 17 U.S.C. § 101, such Inventions will be considered “work made for hire,” and the copyright of such Inventions will be owned solely and exclusively by the Company. If any Inventions do not fall within such definition of “work made for hire,” then Executive’s right, title and interest in and to such Inventions will be assigned to the Company pursuant to Section 7(a) above.
(c)The Company and its nominee will have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Executive further agrees, at the Company’s expense, to: (i) reasonably assist the Company in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to the Company or its nominee upon reasonable request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 7, including assignments of inventions. Such documents may be necessary to: (1) vest in the Company or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Executive’s obligations pursuant to this Section 7 will continue beyond the termination of Executive’s employment with the Company. If the Company is unable for any reason to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its then current Chief Executive Officer as Executive’s agent and attorney-in-fact to act for and in behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Executive.
(d)The obligations of Executive under Section 7(a) above will not apply to any Invention that Executive developed entirely on her own time without using the Company’s equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Company. Executive will bear the burden of proof in establishing the applicability of this subsection to a particular circumstance.
8.CONFIDENTIAL INFORMATION.

(a)Executive acknowledges that the Company will give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to the Company, or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s business that has value to the Company because it is not publicly known or readily ascertainable (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of Company-related confidential or proprietary information and material, whether in electronic, print, or other form, including all copies, notes, or other reproductions or replicas thereof: trade secrets as defined by applicable law; financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, formulae, techniques, systems and processes; customer lists; non-public information relating to the Company’s customers, suppliers, distributors or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company’s business that the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary.
(b)Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.
(c)Executive acknowledges that the Confidential Information is owned or licensed by the Company; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. Executive hereby relinquishes and agrees that she will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.
(d)During and for five (5) years after her employment with the Company, Executive will hold in trust and confidence all Confidential Information and will not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. Executive further agrees that during and for five (5) years after her employment with the Company, Executive will not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. Nothing herein is intended to limit the protection afforded by law to information that meets the legal definition of a trade secret and such protection shall apply for so long as the information meets such definition.
(e)Notwithstanding the covenants contained in Section 8(d) above, Executive may disclose Confidential Information solely to the extent that Executive is required to do so by law, provided that the Executive (i) notifies the Company of the existence and terms of such obligation, (ii) if possible, gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure and (iii) only discloses that information actually required to be disclosed.
(f)Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. In addition, nothing in this Agreement is intended to or will limit any employee’s right to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. Pursuant to the Defend Trade Secrets Act of 2016, Executive is hereby notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
9.NON-COMPETITION; NON-SOLICITATION. Executive and the Company understand and agree that the purpose of this Section 9 is solely to protect the Company’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company’s competitive advantage, and will not unreasonably impair Executive’s ability or right to work or earn a living. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.
(a)While employed by the Company (except as authorized in the course of performing duties on behalf of the Company) and for six (6) months after the termination of Executive’s employment with the Company by either Party for any reason whatsoever (the “Restricted Period”), Executive agrees not to:
(i)within the Restricted Territory (as defined below), be employed or engaged by any person or business entity engaged in the Restricted Business (as defined below), in a position in which Executive will have the same or substantially similar duties as the duties or services actually performed by Executive for the Company within the 6-month period immediately preceding the termination of her employment with the Company; or
(ii)within the Restricted Territory (as defined below), be employed or engaged by any person or business entity engaged in the Restricted Business in which Executive will use or disclose or be reasonably expected to use or disclose any Confidential Information of the Company for the purpose of providing, or attempting to provide, such person or business entity with a competitive advantage over the Company or causing a competitive disadvantage to the Company.
(b)While employed by the Company (except as authorized in the course of performing duties on behalf of the Company) and during the Restricted Period, Executive agrees not to:
(i)directly or indirectly call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage Customers for the purpose of (A) selling or providing products or services to such Customers that are competitive with those provided by the Company, or (B) inducing or encouraging such Customers to reduce, limit, or cancel their business with the Company; or
(ii)directly or indirectly solicit or attempt to entice in any manner any Company Representative to terminate his or her employment or engagement with the Company.
(c)For the purposes of this Section 9, the following terms have the meanings given to such terms below:
(i)“Company Representative” means any person who is or was an employee of or independent contractor of the Company (including, but not limited to, any marketing representatives engaged on an independent contractor basis) at the time of, or during the 12-month period prior to, the termination of Executive’s employment with the Company for any reason.
(ii)“Customer” means any person or entity that is or was a customer or client of the Company at the time of, or during the 6-month period immediately prior to, the termination of Executive’s employment with the Company for any reason, and (A) whom Executive had any material business contacts on behalf of the Company during the 12 months prior to termination, or (B) about whom Executive received or obtained Confidential Information during that same 12-month period.
(iii)“Restricted Business” means (A) the operation of a real estate brokerage; and (B) the business(es) in which the Company was actively engaged at the time of, or during the 6-month period immediately preceding the termination of Executive’s employment with the Company, provided that this clause (B) will only apply if Executive is involved with such other business.
(iv)“Restricted Territory” is defined as:
(A)The United States of America;
(B)The State of North Carolina;

(C)Each other state in the United States in which the Company materially engaged in the Restricted Business at the time of, or during the 12-month period prior to, the termination of Executive’s employment with the Company for any reason; or
(D)each city, county, township, or similar political subdivision in which the Company materially engaged in the Restricted Business at the time of, or during the 12-month period prior to, the termination of Executive’s employment with the Company for any reason.
(d)Executive acknowledges and agrees that (i) the restrictive covenants in this Agreement are essential elements of Executive’s employment by the Company and are reasonable given Executive’s access to the Company’s Confidential Information and the substantial knowledge and goodwill Executive will acquire with respect to the business of the Company as a result of her employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company; and (ii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects. Should any part or provision of this Section 9 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Agreement. The Parties further agree that if any portion of this Section 9 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms will be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.
10.RETURN OF THE COMPANY’S PROPERTY. Upon request during employment and immediately at the termination of this Agreement, Executive will return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in her possession or under her control. If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company. Upon request by the Company, Executive will cooperate with the Company in transferring all logins, passwords, and other access information for accounts and systems previously used by Executive in connection with Executive’s employment with the Company. Executive also expressly agrees that, immediately upon the termination of her employment with the Company for any reason, Executive will cease using any secure website, web portals, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.
11.ENFORCEMENT. Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under Sections 7, 8, 9, or 10 of this Agreement and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under Sections 7, 8, 9, or 10 of this Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, in order to prevent or to restrain any such breach, without the need of posting bond or other security. These remedies will be cumulative and in addition to all other rights and remedies the Company may have at law, in equity or otherwise.
12.EXECUTIVE REPRESENTATIONS.
(a)Executive represents that her performance of all of the terms of this Agreement does not and will not breach any arrangement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive represents that she has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.
(b)Executive understands as part of the consideration for this Agreement and for Executive’s employment by the Company, that Executive has not brought and will not bring with Executive to the Company, or use in the performance of Executive’s duties and responsibilities for the Company or otherwise on its behalf, any materials or documents of a former employer or other owner which are generally not available to the public, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and has provided the Company with a copy thereof.
(c)Executive understands that, during her employment for the Company, she is not to breach any obligation of confidentiality that Executive has to a former employer or any other person or entity and agrees to comply with such understanding.
13.SEVERABILITY. Executive hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.
14.NOTICES. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other Party as follows: (i) three business days after its deposit in the custody of the U.S. mail, certified or registered postage prepaid, return receipt requested; (ii) one business day after its deposit in the custody of a reputable overnight courier service (such as FedEx) with next business day delivery charges prepaid; (iii) on the date it is actually delivered by personal delivery of such notice in person; in the case if to Executive, to her address last shown on the Company’s records, and in the case of the Company, to its principal office and place of business as set forth above; or (iv) email with a delivery receipt confirmation, in the case of Executive to and in the case of the Company to Amanda Langford at .
15.WAIVER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.
16.BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto, and to their respective heirs, representatives, successors and permitted assigns. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Executive may not assign any of her rights or delegate any of her duties under this Agreement.

17.AMENDMENTS. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Executive.
18.SURVIVAL. The terms of Sections 7 through 21, inclusive, will survive the termination of this Agreement for any reason.
19.ENTIRE AGREEMENT. This Agreement, together with any addendum entered into by the Parties and incorporated herein, is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior discussions and agreements between the Parties.
20.GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to principles of choice or conflict of laws of any jurisdiction that would result in the application of the laws of any jurisdiction other than the State of North Carolina. The Parties agree that any litigation arising out of or related to this Agreement or Executive’s employment with the Company will be brought exclusively in a state or federal court in Wake County, North Carolina. Executive consents to the personal jurisdiction of said courts and waives any venue or inconvenient forum defense to any proceeding maintained in such courts.
21.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one instrument reflecting the terms of the Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., Docusign) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

    IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement effective as of the day and year first above written.

                    COMPANY:

FATHOM REALTY HOLDINGS, LLC

                    By: /s/ Marco Fregenal
Name: Marco Fregenal
Title: Chief Executive Officer

                    EXECUTIVE:

                    /s/ Laura L. Muller
                    Laura L. Muller